CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated effective as of May 31, 2007, is entered into on November 5, 2007 by and between NuRx Pharmaceuticals, Inc. (formerly known as Quest Group International, Inc.), a Nevada corporation (the “Company”), and SOQ Inc., a California Corporation (“Consultant”) for the services of Dr. Parkash Gill (“Gill”).

R E C I T A L S

WHEREAS, Gill has certain knowledge, expertise, experience and reputation which the Company desires to avail itself;

WHEREAS, Consultant acknowledges that the Company desires to engage Gill’s services, and that the Company’s sole reason for entering into this Agreement is to retain Gill’s services;

WHEREAS, Gill has furnished consulting services since May 31, 2007 to the Company with the understanding that the Company and Consultant would enter into an Agreement to document the terms and conditions previously agreed upon by each of the Company and Consultant;

WHEREAS, the Company and Gill had previously contemplated an employment arrangement, but have determined to engage in a consulting arrangment; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to retain Consultant to provide certain consulting services to the Company, and Consultant wishes to render such services.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements herein contained, Consultant and the Company by this Agreement agree as follows:

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1 Engagement. Upon the terms and conditions hereinafter set forth, the Company hereby engages Consultant, and Consultant hereby accepts engagement to serve as Chairman of the Company’s Scientific Board, with such duties as described below, commencing May 31, 2007 (the “Commencement Date”) and, subject to Section 3.2, ending five years thereafter (the foregoing period and the same as may be extended pursuant to Section 3.2 of this Agreement, hereinafter, the“Term”).

1.2 Duties.

(a) Consultant hereby agrees that it shall furnish Gill to provide the following consulting services to the Company:

(i)	Participate in establishing the scientific and research and development goals;

(ii)	Participate in the drug development plan;

(iii)	Recruitment and co-ordination with regulatory affairs of clinical trials;

(iv)	Recruitment and co-ordination of clinical research associates or clinical research organization;

(v)	Participate in the selection of scientific and clinical advisors; and

(vi)	Participate in the selection of clinical centers and investigators for the trials, and conduct of the studies.

(b) Consultant agrees that Gill will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties will be performed at such place or places as the interests, needs, business and opportunities of the Company will require or render advisable.

(c) During the Term of the Agreement, neither Consultant nor Gill shall directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company. For purposes of this Section, “business of the Company” shall mean the development of Retinoic Acid Receptor and Retinoid X Receptor target therapeutics for use in the treatment of acute myeloid leukemia, solid cancers, and chemotherapy associated neutropenia. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Consultant of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Consultant or Gill may:

(i) make and manage personal business investments without consulting the Board;

(ii) serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board; and

(iii) continue to provide services for the University of Southern California Keck School of Medicine, Vasgene, and the Mesothelioma Research Foundation, in substantially the same capacity as provided as of the date of this Agreement, or for such other entities or in such other capacities as may be approved by the written consent of the CEO of the Company from time to time.

1.3 Covenants of Consultant

(a) Reports. Consultant shall use its best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which it may have custody, and promptly pay and deliver the same whenever it may be directed to do so by the Board.

(b) Rules and Regulations. Consultant and Gill shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve their ability and knowledge of the Company’s business in an effort to increase the value of their services for the mutual benefit of the Company and the Consultant.

(c) Opportunities. Consultant shall make all business opportunities of which it becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to itself individually.

ARTICLE II

COMPENSATION

2.1 Consideration. During the Term, for all services rendered by Consultant hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Consultant shall accept, as compensation, annual consideration of $200,000 per year commencing the Commencement Date (the “Consulting Fee”), payable in accordance with the normal payroll practices of the Company. The Consulting Fee shall be increased annually, the amount of such increase to be determined in the Company’s sole discretion, but by no less than 5% per year.

2.2 Performance and Review. Consultant’s performance will be reviewed on no less than an annual basis.

2.3 Discretionary Bonus. Consultant is eligible to receive an annual bonus during the Term of this Agreement as determined by either the Board or a compensation committee appointed by the Board (the “Compensation Committee”). This bonus will be based on the following two factors, each of which shall be given equal weight in determining the bonus amount Consultant will receive that year:

(i) The Company’s performance, based on the performance criteria established by either the Board or the Compensation Committee in its sole discretion; and

(ii) The Consultant’s job performance, based on the performance criteria established by mutual agreement of Consultant and the CEO, subject to review and approval by either the Board or the Compensation Committee.

2.4 Stock Compensation. At the sole discretion of the Board, Consultant or Gill may be eligible to receive awards under the Company’s Stock Compensation Plan.

2.5 Business Expenses. Consultant will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of its duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation. Such business expenses shall include travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Consultant which Company determines are reasonably necessary for the proper discharge of Consultant’s duties under this Agreement and for which Consultant submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

(a) Gill shall be entitled to “economy” class air travel accommodations and proper hotel accommodations not to exceed a “4 star” rating. Gill shall be entitled to “business” class air travel accommodations for flights that exceed 5 hours of continuous air travel.

(b) Prior to incurring any business expense that exceeds Five Thousand Dollars (US$5,000), Consultant shall first seek written consent of the CEO.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 Termination

(a) Consultant’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

(i) upon the death of Gill (“Death”);

(ii) upon the delivery to Consultant of written notice of termination by the Company if Gill shall suffer a physical or mental disability or illness which renders Gill, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(iii) upon delivery to the Company of written notice of termination by the Consultant for Good Reason; or

(iv) upon delivery to Consultant of written notice of termination by the Company for Cause.

3.2 Unless either (a) this Agreement has been terminated prior to the expiration of the then current Term, or (b) one party notifies the other party at least 60 calendar days prior to the end of the then current Term that such party does not wish such Term to be extended or further extended, this Agreement shall be automatically extended upon the terms and conditions hereof for an additional year at the conclusion of such Term.

(a) Notwithstanding the foregoing Sections 3.1 and 3.2, either party to this Agreement may terminate this Agreement prior to the expiration of the Term if the terminating party notifies the other party at least 60 calendar days prior to the end of any twelve month period ending May 31 (the “Year”).

3.3 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean, in the context of a basis for termination of Consultant’s employment with the Company, that:

(i) Consultant or Gill has committed an act of actual fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties under this Agreement;

(ii) Consultant or Gill is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(iii) Consultant’s or Gill’s willful misconduct in the performance of Consultant’s duties hereunder;

(iv) Consultant’s or Gill’s gross negligence in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Consultant by the Company commensurate with his position; or

(v) Consultant is in material breach of any provision of this Agreement, or willfully fails to or refuses to comply with the lawful directives of the CEO or the Board in the performance of his duties under this Agreement (other than a failure caused by temporary disability).

(b) “Good Reason” giving rise to Consultant’s right to terminate this Agreement means if Consultant claims that the Company has materially breached this Agreement, Consultant shall have first provided written notice to the Company of any such claimed material breach with exact details of the claimed material breach and the Company shall have had thirty (30) days from the date of receipt of such written notice to cure any such breach; if curable, and in the event the Company does so cure such breach within said thirty (30) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

3.4 Effect of Termination. In the event the Agreement is terminated without Cause or the Consultant terminates for Good Reason, the Company shall continue to pay to Consultant the compensation provided for under Section 2.1 for the remainder of the Year of such termination.

ARTICLE IV

CONFIDENTIAL INFORMATION; NON-SOLICITATION; INTELLCTUAL PROPERTIES

4.1 Trade Secrets of the Company. Consultant and Gill, during the Term, will develop, have access to and become acquainted with various trade secrets which are owned by the Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Neither Consultant nor Gill will disclose such trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, except as required in the course of this Agreement. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Consultant or Gill or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of such entities, and will not be removed, other than work-related purposes, from the premises where the work of the Company is conducted, except with the prior written authorization by the Company.

4.2 Confidential Data of Customers of the Company. Consultant and Gill, in the course of their duties under this Agreement, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of the Company and of their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Consultant or Gill in any way, either during the Term (except as required in the course of employment by the Company) or at any time thereafter.

4.3 Inevitable Disclosure. After the Agreement has terminated for Cause or without Good Reason, Neither Consultant nor Gill will enter into any Agreement with any direct competitor of the Company for a period of one (1) year, where the new employment is likely to result in the inevitable disclosure of the Company’s trade secrets or confidential information, or it would be impossible for Consultant to perform under the new Agreement without using or disclosing trade secrets or confidential information.

4.4 Limited Exceptions. Notwithstanding the foregoing, no information will be considered trade secret or confidential to the extent it is or becomes publicly available without breach of this Agreement by Consultant or Gill, is rightfully received by Consultant or Gill without obligations of confidentiality, or is ordered released or disclosed by court order, lawful process or government authority.

4.5 No Solicitation. Consultant agrees that it will not, during the Term and for one (1) year thereafter if terminated without Cause or with Good Reason or for two (2) years thereafter if terminated for Cause or without Good Reason, encourage or solicit any other employee of the Company to terminate his or her employment for any reason, nor will he assist others to do so.

4.6 Intellectual Properties. This Agreement is subject to and conditioned upon Consultant and Gill entering into a separate innovation, proprietary information and confidentiality agreement with the Company.

4.7 Continuing Effect. The provisions of this Article IV will remain in effect after the Termination Date.

ARTICLE V

MISCELLANEOUS

5.1 Independent Contractor: Limitation of Liability. The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant, Gill, or any of its agents as an employee or agent of the Company. Consultant has no power or authority to bind the Company, and shall not make any representation or statement that it has such power.

5.2 Taxes and Benefit Programs. Consultant shall be liable and responsible to pay any and all taxes relating to all amounts paid to Consultant hereunder. It is understood and agreed that because Consultant is not an employee of the Company, the Company shall not withhold any taxes from amounts paid to Consultant. Consultant shall be fully and solely responsible to report income and expenses. Consultant acknowledges that it is solely responsible for its own tax planning and that the Company has not provided Consultant with any tax advice regarding the tax implications of this Agreement. It is also understood and agreed that Consultant shall not be eligible to participate in any benefits or programs sponsored or financed by the Company for its employees.

5.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Consultant may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

5.4 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 5.4:

If to the Company:	NuRx Pharmaceuticals, Inc. 11845 West Olympic Boulevard, No. 1125W Los Angeles, California 90064 Telephone: (310) 247-3840 Facsimile: (310) 247-3844 Attention: Chief Executive Officer

If to Consultant:	SOQ, Inc. c/o Parkash Gill 29420 Cresthaven Court Agoura, California 91301 Telephone: (818) 355-7237

5.5 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.6 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.7 Entire Agreement. This Agreement and the agreements explicitly mentioned herein set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s employment, express or implied, other than to the extent expressly provided for herein.

5.8 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

5.9 Authority. The parties each represent and warrant that it/he or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.10 Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.11 Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.12 Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

5.13 Arbitration.

(a) Scope. To the fullest extent permitted by law, Consultant and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Consultant and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Consultant’s claims arise out of or relate to their actions on behalf of the Company.

(b) Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

5.14 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Consultant’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOQ, Inc.		NuRx Pharmaceuticals, Inc.

By:	/s/ Parkash Gill	By:	/s/ Harin Padma- Nathan
	Name: Dr. Parkash Gill		Name:Dr. Harin Padma-Nathan
	Title: President		Title:CEO